Exhibit 10.23(B)

YAHOO! INC.

1995 STOCK PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

(DE CASTRO MAKE-WHOLE GRANT)

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), dated as of November 29, 2012 (the “Date of Grant”), is made by and between Yahoo! Inc., a Delaware corporation (the “Company”), and Henrique de Castro (the “Grantee”).

WHEREAS, the Company has adopted the Yahoo! Inc. 1995 Stock Plan, as amended (the “Plan”), pursuant to which the Company may grant Restricted Stock Units (“RSUs”);

WHEREAS, the Company desires to grant to the Grantee the number of RSUs provided for herein;

NOW, THEREFORE, in consideration of the recitals and the mutual agreements herein contained, the parties hereto agree as follows:

Section 1.      Grant of Restricted Stock Unit Award

(a)      Grant of RSUs. The Company hereby grants to the Grantee 1,059,883 RSUs (the “Award”) on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. The Award represents the award contemplated by the section titled “Make-Whole Restricted Stock Units” in the Grantee’s offer letter from the Company dated October 15, 2012 (the “Offer Letter”).

(b)      Incorporation of Plan; Capitalized Terms. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Administrator shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations thereunder, and its decision shall be binding and conclusive upon the Grantee and his/her legal representative in respect of any questions arising under the Plan or this Agreement.

Section 2.      Terms and Conditions of Award

The grant of RSUs provided in Section 1(a) shall be subject to the following terms, conditions and restrictions:

(a)      Limitations on Rights Associated with Units. The RSUs are bookkeeping entries only. The Grantee shall have no rights as a stockholder of the Company, no dividend rights and no voting rights with respect to the RSUs.

(b)       Restrictions. The RSUs and any interest therein, may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution. Any attempt to dispose of any RSUs in contravention of the above restriction shall be null and void and without effect.

(c)      Lapse of Restrictions. Subject to Sections 2(e) through 2(f) below, the RSUs shall vest and become non-forfeitable in monthly installments over the forty-eight months following the month in which the Date of Grant occurs (with 1/48 of the RSUs vesting in each such month on the monthly anniversary of the Date of Grant that occurs in such month).

(d)      Timing and Manner of Payment of RSUs. As soon as practicable after (and in no case more than thirty days after) the date any RSUs subject to the Award become non-forfeitable (the “Payment Date”), such RSUs shall be paid by the Company delivering to the Grantee a number of Shares equal to the number of RSUs that become non-forfeitable upon that Payment Date (rounded down to the nearest whole share). The Company shall issue the Shares either (i) in certificate form or (ii) in book entry form, registered in the name of the Grantee. Delivery of any certificates will be made to the Grantee’s last address reflected on the books of the Company and its Subsidiaries unless the Company is otherwise instructed in writing. The Grantee shall not be required to pay any cash consideration for the RSUs or for any Shares received pursuant to the Award. Neither the Grantee nor any of the Grantee’s successors, heirs, assigns or personal representatives shall have any further rights or interests in any RSUs that are so paid. Notwithstanding anything herein to the contrary, the Company shall have no obligation to issue Shares in payment of the RSUs unless such issuance and such payment shall comply with all relevant provisions of law and the requirements of any Stock Exchange.

(e)      Termination of Employment.

(i)      Except as expressly provided in Section 2(e)(ii), in the event of the termination of the Grantee’s employment or service with the Company, Parent or any Subsidiary for any reason prior to the lapsing of the restrictions in accordance with Section 2(c) hereof with respect to any of the RSUs granted hereunder, such portion of the RSUs held by the Grantee shall be automatically forfeited by the Grantee as of the date of termination. (The date of any such termination of the Grantee’s employment or service is referred to in this Agreement as the “Termination Date.”) Neither the Grantee nor any of the Grantee’s successors, heirs, assigns or personal representatives shall have any rights or interests in any RSUs that are so forfeited.

(ii)      If the Grantee’s employment or service with the Company, Parent or any Subsidiary is terminated (A) by the Company, Parent or any Subsidiary without Cause (as such term is defined in the Offer Letter), (B) by the Grantee for Good Reason (as such term is defined in the Offer Letter), or (C) as a result of the Grantee’s death or disability (as such term is used in the Offer Letter), the then-outstanding and unvested portion of the Award will immediately vest upon the Termination Date.

(f)      Corporate Transactions. The following provisions shall apply to the corporate transactions described below:

(i)      In the event of a proposed dissolution or liquidation of the Company, the Award will terminate and be forfeited immediately prior to the consummation of such proposed transaction, unless otherwise provided by the Administrator.

(ii)      In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the Award shall be assumed or substituted with an equivalent award by such successor corporation, parent or subsidiary of such successor corporation; provided that the Administrator may determine, in the exercise of its sole discretion in connection with a transaction that constitutes a permissible distribution event under Section 409A(a)(2)(A)(v) of the Code, that in lieu of such assumption or substitution, the Award shall be vested and non-forfeitable and any conditions or restrictions on the Award shall lapse, as to all or any part of the Award, including RSUs as to which the Award would not otherwise be non-forfeitable.

This grant of RSUs shall not be subject to the acceleration of vesting provisions of Section 2.5 of the Amended and Restated Yahoo! Inc. Change in Control Employee Severance Plan for Level I and Level II Employees.

(g)      Income Taxes. Except as provided in the next sentence, the Company shall withhold and/or reacquire a number of Shares issued in payment of (or otherwise issuable in payment of, as the case may be) the RSUs having a Fair Market Value equal to the taxes that the Company determines it or the Employer is required to withhold under applicable tax laws with respect to the RSUs (with such withholding obligation determined based on any applicable minimum statutory withholding rates). In the event the Company cannot (under applicable legal, regulatory, listing or other requirements, or otherwise) satisfy such tax withholding obligation in such method, the Company may satisfy such withholding by any one or combination of the following methods: (i) by requiring the Grantee to pay such amount in cash or check; (ii) by deducting such amount out of any other compensation otherwise payable to the Grantee; and/or (iii) by allowing the Grantee to surrender shares of Common Stock of the Company which (a) in the case of shares initially acquired from the Company (upon exercise of a stock option or otherwise), have been owned by the Grantee for such period (if any) as may be required to avoid a charge to the Company’s earnings, and (b) have a Fair Market Value on the date of surrender equal to the amount required to be withheld. For these purposes, the Fair Market Value of the Shares to be withheld or repurchased, as applicable, shall be determined on the date that the amount of tax to be withheld is to be determined.

Section 3.      Miscellaneous

(a)      Notices. Any and all notices, designations, consents, offers, acceptances and any other communications provided for herein shall be given in writing and shall be delivered either personally or by registered or certified mail, postage prepaid, which shall be addressed, in the case of the Company to both the Chief Financial Officer and the General Counsel of the Company at the principal office of the Company and, in the case of the Grantee, to the Grantee’s address appearing on the books of the Company or to the Grantee’s residence or to such other address as may be designated in writing by the Grantee. Notices may also be delivered to the Grantee, during his or her employment, through the Company’s inter-office or electronic mail systems.

(b)      No Right to Continued Employment. Nothing in the Plan or in this Agreement shall confer upon the Grantee any right to continue in the employ of the Company, a Parent or any Subsidiary or shall interfere with or restrict in any way the right of the Company, Parent or any Subsidiary, which is hereby expressly reserved, to remove, terminate or discharge the Grantee at any time for any reason whatsoever, with or without Cause and with or without advance notice.

(c)      Bound by Plan. By signing this Agreement, the Grantee acknowledges that he/she has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

(d)      Imposition of Other Requirements. If the Grantee relocates to another country after the Date of Grant, the Company reserves the right to impose other requirements on the Grantee’s participation in the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(e)      Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and of the Grantee and the beneficiaries, executors, administrators, heirs and successors of the Grantee.

(f)      Invalid Provision. The invalidity or unenforceability of any particular provision thereof shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted.

(g)      Modifications. No change, modification or waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the parties hereto.

(h)      Entire Agreement. This Agreement and the Plan (together with the Offer Letter to the extent referred to herein) contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein and supersede all prior communications, representations and negotiations in respect thereto.

(i)      Governing Law. This Agreement and the rights of the Grantee hereunder shall be construed and determined in accordance with the laws of the State of Delaware.

(j)      Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(k)      Recoupment. Notwithstanding any other provision herein, the recoupment or “clawback” policies adopted by the Administrator and applicable to equity awards, as such policies are in effect from time to time, shall apply to the Award and any Shares that may be issued in respect of the Award.

(l)      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

By Grantee’s signature and the signature of the Company’s representative below, or by Grantee’s acceptance of this Award through the Company’s online acceptance procedure, this Agreement shall be deemed to have been executed and delivered by the parties hereto as of the Date of Grant.

YAHOO! INC.

By:	/s/ Ken Goldman
Its:	Chief Financial Officer

GRANTEE

Signature:	/s/ Henrique de Castro
Henrique de Castro